EXHIBIT 99.1

Men Entering One Year Extension Study of ZA-203 Elect Treatment With Androxal(R) Over Approved Topical Testosterone Product

THE WOODLANDS, Texas, Dec. 27, 2011 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today provided a status update for the one year open label extension of its Phase 2 clinical study ZA-203, of Androxal. At the end of the ZA-203 study, men were offered the opportunity to enroll in the extension study and given the choice to use either Androxal or Testim. Forty-five men chose to enroll in the one year extension study. The primary reason cited by men choosing not to enter the study was the need to provide additional sperm samples. If the men chose Testim, all of their drug supplies were provided at no expense to them.

The following table represents the distribution of the subjects and the group they came from in the ZA-203 study:

Distribution of Men in ZA-203 One Year Extension Study

Original ZA-203 Arm	Chose Androxal	Chose Testim
Androxal (n=24)	18	6
Placebo (n=11)	10	1
Testim (n=10)	7	3

Joseph Podolski, President and CEO of Repros Therapeutics, commented, "Given that men were allowed to freely choose which therapy to continue on, we believe this outcome demonstrates the potential preference of Androxal over the currently approved hormone replacements."

About Androxal

Androxal is an oral therapy that acts at the level of the hypothalamic-pituitary axis to restore the ability of the organ system to respond to low production of testosterone by the testes. Androxal blocks the negative feedback of estrogen and allows for increased production of important pituitary hormones that drive synthesis of testosterone by the testes. Testosterone replacement suppresses pituitary secretions resulting in shutdown of testicular function. This shutdown results in suppression of spermatogenesis as evidenced by the results from the ZA-203 study.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

The Repros Therapeutics Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7738

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue to fund development of its Androxal program along with its other current and potential development programs including Proellex®, have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Repros Therapeutics Inc.
         Joseph Podolski (281) 719-3447
         President and Chief Executive Officer